Exhibit 99.1

American Energy Development Corp. Draws Down $1,000,000 to Continue Development of the Dansville and White-tail Prospects in Michigan

NEW YORK, NY - March 26, 2012 - American Energy Development Corp. (AED) (OTCBB: AEDC) is pleased to announce it has drawn $1,000,000 from a previously announced $7,800,000 financing agreement to continue development of its Michigan assets.

Following the successful commencement of production from the Brown 2-12 well and the ending of the recent short Frost Law period, AED is preparing to resume its drilling program in Michigan targeting Niagaran reef structures. The company will also continue to explore other opportunities in Michigan.

To facilitate continued growth, AED plans to allocate funds towards:

•	Dansville Drilling Development program located on 1,343 acres in Ingham County.
•	New high-resolution 3D seismic survey on the 4,200 acre White-tail prospect in Northern Michigan.
•	Securing new project inventory to ensure continued long-term growth.

“The cash drawdown will fund the next stage of our development program,” noted Joel Felix, AED’s chief financial officer. "With production from the first well, Brown 2-12, generating revenue, we intend to allocate these new funds ‘through the drill bit’ in order to increase our oil resources and revenues, which we believe will ultimately deliver long-term shareholder value."

Using the company's 19.2 square miles (over 12,300 acres) of high-resolution 3D seismic data, AED has identified additional drill targets on the 1,343 acre Dansville Prospect. The second well on the prospect, Cremer 1-1, has been surveyed, bonded, and has received the necessary permits from the State of Michigan to allow for drilling to commence.  With the recent lifting of the Frost Laws, AED will commence work on Cremer 1-1.

AED’s expansion into Northern Michigan with the White-tail Prospect has provided an increased project inventory in an area with a proven reef play covering approximately 2.5 million acres in the prolific Northern Michigan region. AED is targeting Niagaran reef structures in an area developed by Royal Dutch Shell, ExxonMobil and BP. The largest reefs drilled to date in the area are the Chester 18A field, with 14 million barrels of recoverable oil drilled by Royal Dutch Shell, and the Grant 13 field that has approximately 47 billion cubic feet of recoverable natural gas.

From the initial seismic survey, five reefs have been identified on the White-tail Prospect. AED will now conduct a new high-resolution 3D seismic survey to further define each reef prospect. By applying latest geological, geophysical technology prior to drilling, AED aims to mitigate risk for the planned drilling program.

“We expect to spud Cremer 1-1 on the Dansville Prospect in late April,” said Herold Ribsskog, president of AED. “Thorough review of the 3D data by geoscientists indicates the potential size of the reef may be significant.  A continued focus on advanced scientific analysis of high-resolution data will aid our efforts to prove up our prospects and bring more wells online in the region.”
To receive further information about American Energy Development Corp., (855) OIL-AEDC (645-2332) or email ir@aed-corp.com.

About American Energy Development Corp.
Founded in 2010, American Energy Development Corp. (AED) is an independent U.S. energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the AED’s goal is to locate, drill, and produce oil and gas in the U.S. and secure regions. The company is currently focused on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the UK. For more information, visit www.aed-corp.com.

Forward Looking Statements
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations inside and outside the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors
The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" “reserves,” and “resources” among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

Company Contact:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
Tel 646-756-2851
info@aed-corp.com

Investor Contact:
Justin Vaicek
Liolios Group, Inc.
Tel (855) OIL-AEDC (645-2332)
ir@aed-corp.com